UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2014

First Midwest Bancorp, Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143-1254 (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 20, 2014, upon the recommendation of the Nominating and Corporate Governance Committee of First Midwest Bancorp, Inc. (the “Company”), the Board of Directors of the Company appointed Mark S. Sander as a director of the Company, effective as of the same date. He was appointed to the class of directors whose term will expire in 2015 and will stand for re-election as a director of the Company at its 2015 annual meeting of stockholders. Mr. Sander currently serves as the Company’s Senior Executive Vice President and Chief Operating Officer, and is a director and the President of First Midwest Bank, the Company’s primary subsidiary. He will continue to report to Michael L. Scudder, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of First Midwest Bank.
There is no arrangement or understanding between Mr. Sander and any other person according to which Mr. Sander was appointed to the Company’s Board of Directors. A description of the Company’s employment arrangements with Mr. Sander is contained in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 17, 2014 (the “Proxy Statement”), and such description is incorporated by reference herein. Mr. Sander will continue to be compensated in accordance with the compensation programs disclosed in the Proxy Statement and will not receive any additional compensation for his service as a director of the Company.
Mr. Sander was not appointed to any committees of the Board of Directors, nor does he have a relationship or any related party transactions with the Company required to be disclosed under Item 404(a) of Regulation S-K. In connection with this appointment, the Board of Directors increased the size of the Board to thirteen directors.
A copy of the press release announcing Mr. Sander’s appointment to the Company’s Board of Directors is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d)    Exhibits
99.1     Press Release issued by First Midwest Bancorp, Inc. dated August 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MIDWEST BANCORP, INC.
(Registrant)

Date:	August 26, 2014	/s/ NICHOLAS J. CHULOS
By: Nicholas J. Chulos Executive Vice President, Corporate Secretary, and General Counsel